SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                 SCHEDULE 14D-9
                                 (RULE 14D-101)

                      SOLICITATION/RECOMMENDATION STATEMENT
                          UNDER SECTION 14(D)(4) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                       OBJECTIVE SYSTEMS INTEGRATORS, INC.
                            (Name of Subject Company)


                       OBJECTIVE SYSTEMS INTEGRATORS, INC
                      (Name of Person(s) Filing Statement)

                     COMMON STOCK, PAR VALUE $.00L PER SHARE
                         (Title of Class of Securities)


                            674424106 (Common Stock)


                      (CUSIP Number of Class of Securities)

                             PHILIP N. CARDMAN, ESQ.
                                 GENERAL COUNSEL
                       OBJECTIVE SYSTEMS INTEGRATORS, INC.
                               101 PARKSHORE DRIVE
                            FOLSOM, CALIFORNIA 95630
                                 (916) 353-2400

       (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of the Person(s) Filing Statement)

                                   COPIES TO:

                             CHARLES S. FARMAN, ESQ.
                             MORRISON & FOERSTER LLP
                          400 CAPITOL MALL, 23RD FLOOR
                           SACRAMENTO CALIFORNIA 95814
                                 (916) 448-3200

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|X| Check the box if the filing  relates  solely to  preliminary  communications made before the commencement of a tender offer

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